Exhibit 10.31
Mr. Bernhard W. Opitz
[residential address omitted]
[residential email and phone number omitted]
November 20, 2008
Dear Bernhard,
On behalf of our client, UNILIFE MEDICAL SOLUTIONS, LTD. (“UNILIFE” or the “Company”) and UNILIFE’s Chief Executive Officer, Mr. Alan (“Alan”) D. Shortall, I am pleased to extend a formal offer to you regarding the position of Senior Vice President, Operations of the Company.
Alan and I both know that your considerable stature in the LifeSciences industry coupled with your experience, talent and enthusiasm will add immeasurably to the efforts of UNILIFE, especially during the challenging months ahead. The entire Board of Directors and the senior management team are truly excited to have you as part of the team. Unless noted otherwise, all amounts are stated in US Dollars.
TITLE AND EFFECTIVE DATE OF EMPLOYMENT:
The formal effective date of this position is December 2, 2008, and if you accept this offer to become the Senior Vice President, Operations, for all practical purposes you will begin as an exempt employee on that day reporting directly to Alan.
SALARY:
Your salary for the remainder of the calendar year 2008, and for the entire calendar year 2009, will be Seventeen Thousand Five Hundred and No Cents ($17,500.00) per month or Two Hundred Ten Thousand Dollars and No Cents ($210,000.00) on an annual basis.
INCENTIVE BONUS PLAN:
As a senior executive you will be eligible to participate in the Company’s Incentive Bonus Plan in amounts and percentages as determined by the Company’s Board of Directors. For the calendar years ending December 31, 2008, and 2009, the potential cash bonus amount will be Five Thousand Two Hundred Fifty Dollars and No Cents ($5,250.00) per month or Sixty-Three Thousand and No Cents ($63,000.00) on an annual basis. Hence, on a pro rata basis for the calendar year ending December 31, 2008, recognizing your approximate One (1) month period of employment, you will be eligible for Five Thousand Two Hundred Fifty Dollars and No Cents ($5,250.00). This bonus will be discretionary, and may be subject to achievement of such goals and objectives as the Chief Executive Officer, in his sole discretion, determines in a set of Key Performance Indicators (“KPI’s”).
ONE PARK PLAZA, SIXTH FLOOR • IRVINE, CALIFORNIA 92614 • TEL: 949.553.8855 • WWW COELYNGROUP.COM
IRVINE • DALLAS • SAN DIEGO

Mr. Bernhard W. Opitz
November 20, 2008
Page 2 [40-08]
For the calendar year ending December 31, 2009 you will be eligible for the full potential cash bonus of Sixty-Three Thousand Dollars and No Cents ($63,000.00).
Your salary and any bonuses will be subject to the customary withholding and employment taxes as required by law with respect to compensation paid by an employer to an employee, including the requirement that you provide to the Company sufficient cash to satisfy the Company’s withholding obligations with respect to any stock you receive.
Bonuses, if any are earned, are paid twice per year at June 30 and at December 31.
INCENTIVE STOCK OPTIONS:
As Senior Vice President, Operations, you will participate in the Company’s Incentive Stock Option Plan. Subject to the Board of Directors’ approval and in compliance with applicable state and Federal securities laws, upon commencement of employment, you will be granted Options to purchase 1,500,000 shares of common stock of the Company. Assuming you commence employment on December 2, 2008, the exercise price per share of all Incentive Stock Options granted, as set forth in this letter, will be set at Australian Thirty-Three Cents (A$0.33) per share, the current fair market value of the Company’s common stock.
Incentive Stock Options are subject to a Three (3) year vesting schedule, which is as follows:
Upon joining the Company 500,000 Incentive Stock Options will vest immediately.
At the end of One (1) full year of employment 500,000 Incentive Stock Options will vest.
At the end of your second full year of employment 500,000 Incentive Stock Options will vest.
Incentive Stock Options are exercisable until June 30, 2012. A copy of the Incentive Stock Option Plan will be sent to you under separate cover.

Mr. Bernhard W. Opitz
November 20, 2008
Page 3 [40-08]
Based upon your individual performance, under the Incentive Stock Option Plan, you may also qualify for additional grants of options to acquire common stock of the Company subject to determination by the Board of Directors.
The Company will agree to defining a change of control as more than Thirty-Three Percent (33%) of the then outstanding common stock becoming owned by a single entity. In such a change of control situation all outstanding unvested Incentive Stock Options would immediately become fully vested if there is a change in your position and/or responsibilities with the Company.
RELOCATION EXPENSES:
When appropriate and subject to prior approval, you will be reimbursed for all reasonable relocation expenses, including real estate commissions incurred upon the sale of your existing primary residence, house-hunting trips for you and your wife, moving and other out of pocket expenses (other than home decorating expenses, differences in mortgage rates, differences in costs of comparable housing, etc.), closing costs and fees including up to 1.5 mortgage points. The Company will also reimburse you for temporary living expenses not to exceed six (6) months, unless otherwise agreed to, during the relocation period.
The Company recognizes that these are very unusual times and that the sale of your primary residence in Illinois may result in a loss. Should this occur the Company will work with you to reach a fair and equitable outcome.
Recognizing current state and Federal income tax laws you will also be reimbursed on a “gross-up” for the income tax effect of reimbursed relocation expenses.
OTHER BENEFITS:
You and your family will be eligible for the health and dental benefits provided by the Company, subject to the underwriting requirements of the providers of those plans. The Company currently utilizes Health Assurance as its provider of health and dental coverage. Copies of the plans will be provided under separate cover.
Because you will not be eligible to participate in UNILIFE’s medical insurance until you have been an employee for three (3) months the Company agrees to reimburse you for the COBRA insurance including “gross-up” for the income tax effect of the reimbursement.
As Senior Vice President, Operations you will be entitled to Four (4) weeks of paid vacation per year with no carry-over for unused vacation days or payment in lieu thereof.

Mr. Bernhard W. Opitz
November 20, 2008
Page 4 [40-08]
INDEMNIFICATION:
The Company agrees to provide you with indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies as in place from time to time.
CONFIDENTIALITY AGREEMENT, ETC.:
Your employment, pursuant to this offer, is contingent upon your execution of UNILIFE’s standard employee Confidential Information and Invention Assignment Agreement and completion of U.S. Department of Justice Form I-9 (we understand that you are not a U.S. citizen, but that you are a permanent resident). You should also be aware that, under advice of the Company’s legal counsel, your employment with the Company is considered to be “at will.” This means that the Company has the right to terminate your employment at any time with or without cause. As you know, while a harsh statement, and certainly not directed at you with prejudice, this language has become standard practice in business today as the result of pernicious litigation.
In the event you are terminated other than for cause or disability you will receive severance compensation totaling Nine (9) months of base salary.
As a condition to receiving severance compensation, you will need to execute a general release of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination.
“Cause” will mean termination of your employment for any one or more of the following: (i) habitual material neglect of your assigned duties (other than by reason of disability) or habitual intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “cause” event from the Chief Executive Officer, specifying in detail the scope and nature of the deficiency or the “cause” event; (ii) an act of dishonesty intended to result in your gain or personal enrichment; (iii) personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (iv) committing a felony or gross misdemeanor directly relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (v) personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) intentionally breaching in any material respect the terms of any non-disclosure agreement with the Company; or (vii) commencement of employment with another Company while an employee of the Company without the prior consent of the Chief Executive Officer. Any determination of “Cause” as used herein will be made only in good faith by the Chief Executive Officer.

Mr. Bernhard W. Opitz
November 20, 2008
Page 5 [40-08]
Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Letter Agreement, or otherwise, shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Letter Agreement and their respective affiliates, and there shall be no appeal there from other than from gross negligence or willful misconduct. The Company shall bear all costs of the arbitrator in any action brought under this section. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Pennsylvania court and in connection with such action to compel the laws of the State of Pennsylvania shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
Severance compensation will be paid in accordance with normal payroll procedures. If you are re-employed at any time during the severance period all further severance compensation payments shall immediately cease.
Bernhard, I hope this offer of employment with UNILIFE meets with your expectations and approval. If it does, please indicate your acceptance of this offer of employment by returning a signed copy of this letter to me at your earliest opportunity.
This offer is subject to the completion of our discussions with the references we’ve developed, completion of a comprehensive background investigation, and verification of other information. This offer, if not accepted or previously withdrawn, will expire at 05:00 PM, EST on Tuesday, November 25, 2008.

If you have any questions or require amplification please call me. I look forward to hearing from you soon.
Sincerely,

/s/ Ronald H. Coelyn Ronald H. Coelyn
RHC:mn

Accepted by:	/s/ Bernhard W. Opitz Mr. Bernhard W. Opitz

November 23, 2008 Date
ONE PARK PLAZA, SIXTH FLOOR • IRVINE, CALIFORNIA 92614 • TEL: 949.553.8855 • WWW COELYNGROUP.COM
IRVINE • DALLAS • SAN DIEGO